Exhibit 99.1

Healthcare Quality Solutions, Inc. Acquires Assets of VantaHealth Technologies LLC

TAMPA, Fla.–(BUSINESS WIRE)–April 7, 2006–Healthcare Quality Solutions, Inc. (HQS), a wholly-owned subsidiary of Health Systems Solutions, Inc., (OTCBB:HSSO - News), announced that it has acquired substantially all of the assets of VantaHealth Technologies, LLC, including VantaHealth’s flagship software product, The Analyzer®.

The acquisition of The Analyzer® and other VantaHealth assets is expected to enable HQS to expand the services it offers to the home healthcare industry in preparation for the introduction of the Pay-for-Performance rules expected in 2007 by the Centers for Medicare and Medicaid Services (CMS). HQS and VantaHealth services assist homecare businesses manage their daily operations. VantaHealth’s The Analyzer® product provides decision support information based on the analysis of financial data extracted from the home healthcare company’s billing system. HQS provides real-time decision support over the Web to homecare companies by analyzing patient assessment data at the patient’s start-of-care and discharge that is mandated for collection by CMS. HQS intends to deliver the VantaHealth services over the Web as it does with its PPS Advantage® services.

With the “Aging of America,” the cost of health care is an increasing source of strain on the economy - both for individuals and government agencies alike. Beginning in 2008, over 70 million baby boomers will be headed for retirement. Health care agencies, especially home health care agencies, need partners that will help them streamline the complex maze of healthcare regulations and prepare them for the future. Healthcare Quality Solutions’ mission is to provide Web-based services that assist home health care companies increase revenues, reduce costs, standardize processes, improve patient outcomes and minimize regulatory compliance risk.

“This acquisition will enable HQS to provide to home health care companies a broader portfolio of products that will assist these companies succeed in the daily operation of their business under the Medicare Prospective Payment System and the Pay-for-Performance rules expected to be introduced in 2007,” said Mike Milvain, CEO of Healthcare Quality Solutions. “It will enable home health care businesses to more effectively manage the daily clinical, operational and financial aspects of their business.”

“My colleagues and I at VantaHealth are very proud of what we have accomplished since the company’s founding in 2001,” said John Kiehl, president, CEO and founder of VantaHealth Technologies. “We have built a valuable service, acquired over 100 customers and helped these customers prosper under the Medicare Prospective Payment System. Becoming part of HQS will accelerate the development of enhancements to our products and enable our customers to better manage Medicare’s Prospective Payment System process from the initial patient assessment to the final claim,” added Kiehl.

Under the terms of the agreement, HQS will acquire the assets of VantaHealth for $950,000 in cash and 100,000 shares of Health Systems Solutions common stock. It is expected that the acquisition will add approximately $1.1 million to HQS’ 2006 revenue.

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About HQS

Healthcare Quality Solutions Inc. (HQS) is a wholly-owned subsidiary of Health Systems Solutions, Inc., an information technology services firm based in Tampa, Florida. HQS is the leader in delivering Internet-based, online, real-time data management and reporting tools to assist home health care agencies manage all aspects of daily business operations under the Medicare Prospective Payment System (PPS).

Forward-Looking Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, our success in integrating the operations of any newly-acquired businesses, and associated reduction in costs, continued and increased demand for our services, general economic conditions, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in Health System Solution Inc.’s periodic filings with the Securities and Exchange Commission. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Contact:

Healthcare Quality Solutions, Inc.
Eric Marr, 1-800-850-0018, x220
eric.marr@hqsonline.com

OR

American Capital Ventures, Inc.
Howard Gostfrand, 305-918-7000
hg@amcapventures.com
http://www.amcapventures.com

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